Exhibit 10.9

EXECUTIVE

ANNUAL SHORT-TERM INCENTIVE PLAN

1.	GUIDING PRINCIPLES

The Annual Short-Term Incentive Plan (“STIP”) represents an important component of the total rewards philosophy of Knowlton Development Parent, Inc. (“kdc/one”). The STIP provides annual cash incentives (“STIP Awards”) for the achievement of kdc/one annual objectives in alignment with the following guiding principles.

2.	ELIGIBILITY

All of our executive officers, specifically our CEO, CFO, Chief Strategy Officer, Chief Legal Officer and Division Presidents, and any other executive officer role that may be created from time to time, are eligible to participate in the STIP (each a “Participant”). The Participants are eligible upon the first date of hire or promotion and must be employed by kdc/one, or one of its subsidiaries, at the time of the payout to qualify for an annual STIP Award unless otherwise provided in an agreement between the Participant and kdc/one or one of its subsidiaries.

3.	PLAN YEAR

The STIP plan year aligns with the kdc/one fiscal year, which starts on May 11 and finishes on April 30 of the following calendar year (the “Plan Year”). This means that all targets are set and measured for this reference period.

4.	COMPONENTS

The STIP Awards are a function of the Participant’s annual salary, incentive target and STIP payout factor/multiplier:

STIP Target

The target is expressed as a percentage of annual base salary for each Participant as set by the Compensation Committee (the “Compensation Committee”) of the kdc/one Board of Directors (the “Board”), considering the responsibilities and scope of each role and competitive market data. The actual payout can range from 0% to 200% of target. The maximum amount is only payable when a superior company performance is delivered.

STIP Payout Factor / Multiplier

The payout factor is determined by the level of kdc/one financial performance for the Plan Year. The financial performance is assessed through a number of financial measures that are set by the Compensation Committee at the beginning of the Plan Year.

Annual targets for each financial measure are set by the [Compensation Committee] following the approval of the kdc/one annual financial budget for the Plan Year by the Board.

Measure Weighting

The STIP measures are assigned different weightings depending on the executive’s scope of responsibility. STIP Awards for Participants with corporate responsibilities or those spanning all divisions are based solely on kdc/one consolidated financial performance, whereas the STIP Awards for division presidents are tied to both their respective division and consolidated kdc/one financial performance. This is to ensure appropriate balance between line of sight and common shared objectives. The Compensation Committee determines respective weightings for each Participant at the beginning of the Plan Year.

5.	PAYOUT DETERMINATION

Following the Plan Year end, a STIP payout factor/multiplier is determined according to the level of performance achieved for each measure and its respective weighting. No STIP Awards are paid under the STIP unless the threshold performance level (as determined by the Compensation Committee at the beginning of the Plan Year) is achieved.

Payout multipliers for financial measures are determined by calculating the percent achievement of actual financial results compared to set targets and then applying a respective multiplier per payout tables that are established by the Compensation Committee at the beginning of the Plan Year.

Payout Calculation

Once all multipliers are determined, the actual payout is calculated using the respective weightings for each component depending on the role, base salary, target percentage, and the number of days of active employment during the Plan Year.

6.	STIP AWARD CLAWBACK

The Compensation Committee may, in its sole discretion, to the full extent permitted by applicable federal, state, provincial and other local law and to the extent it determines it is in the best interests of kdc/one to do so in accordance with the kdc/one Clawback Policy, require reimbursement of all or a portion of the STIP Award received by a Participant or a former Participant under certain conditions.

7.	ADMINISTRATIVE PROVISIONS

New Hires

The STIP Awards for Participants hired by kdc/one during the Plan Year are prorated based on the number of days of active employment during such Plan Year, specifically from the Participant’s date of hire until the last day of the Plan Year.

Promotion or Transfer

If a Participant is promoted or transferred to another executive officer position eligible under the STIP that has different STIP measures and weightings, a respective STIP Award for each role will be calculated per applicable STIP calculation rules and then prorated for the time worked in each position.

Termination

If a Participant resigns (leaves voluntarily) or is terminated for any reason prior to the payout of a STIP Award, such Participant is not eligible to receive any STIP Award payout, unless otherwise provided in an agreement between the Participant and kdc/one or one of its subsidiaries.

Disability and Leave of Absence

If a Participant leaves on short or long-term disability during the Plan Year or approved leave of absence, the payout of the Participant’s STIP Award, if any, will be pro-rated based on actual time worked during the Plan Year.

Payout

The STIP Award payouts will be paid within 120 days following the end of the Plan Year. The Board retains the right, in its sole and exclusive discretion, to review, modify and adjust targets and results and reduce individual STIP Award payouts earned under the STIP.

Administration

The Compensation Committee shall have full power to administer and interpret the STIP and, in its sole discretion, may establish or amend rules of general application for the administration of the STIP.

No Assignment

No STIP Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or the laws of descent and distribution.

Unfunded Plan

The STIP shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of kdc/one or any of its subsidiaries for payment of any amounts hereunder. No Participant, beneficiary, or other person shall have any interest in any particular assets of kdc/one or any of its subsidiaries by reason of the right to receive any STIP Award under the STIP. To the extent that any Participant acquires a right to receive any payment pursuant to a STIP Award, such right shall be no greater than the right of any general unsecured creditor of kdc/one and its subsidiaries.

Governing Law

The STIP shall be construed in accordance with the laws of British Columbia, without giving effect to principles of conflict of laws.

Tax Requirements

kdc/one or an applicable subsidiary of kdc/one shall have the power and the right to deduct or withhold, or require a Participant to remit, an amount sufficient to satisfy applicable taxes and mandatory government deductions required by law to be withheld with respect to any STIP Award payment to a Participant.

8.	DISCLAIMER

Nothing in the STIP implies contractual agreement nor should be interpreted as a guarantee of continued employment or interfere with or restrict in any way the right of kdc/one or any of its subsidiaries to discharge any Participant at any time (subject to any contract rights of such Participant). kdc/one reserves the right to amend, modify, suspend, or discontinue the STIP at any time and for any reason in whole or in parts, in its sole and exclusive discretion.

9.	SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE U.S. INTERNAL REVENUE CODE

Note: This section is applicable only to the Participants subject to taxation in the U.S.

This section sets forth special provisions of the STIP intended to be compliance with Section 409A of the United States Internal Revenue Code of 1986, as amended.

It is intended that the provisions of the STIP comply with or are exempt from Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and all provisions of the STIP will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. kdc/one cannot make any representations or guarantees with respect to compliance with such requirements, and neither kdc/one nor any affiliate will have any obligation to indemnify a Participant or otherwise hold him/her harmless from any or all of such taxes or penalties. For purposes of Section 409A of the Code, each installment payment, as applicable hereunder will be deemed a “separate payment” within the meaning of Treas. Reg. Section 1.409A-2(b)(iii). With respect to the timing of payments of any deferred compensation payable upon a termination of employment hereunder, references in this document to “termination of employment” (and substantially similar phrases) mean “separation from service” within the meaning of Section 409A of the Code.

Notwithstanding anything in the STIP Plan to the contrary, if, at the time of termination of employment hereunder, the Participant is deemed to be a “specified employee” of kdc/one within the meaning of Section 409A of the Code, then (a) only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Participant is entitled under the STIP in connection with such termination that are subject to Section 409A of the Code (and not otherwise exempt from its application) that constitute “nonqualified deferred compensation” for purposes of Section 409A shall be withheld until the first business day of the seventh month following the date of such termination (the

“Delayed Payment Date”), (b) on the Delayed Payment Date, the Participant shall receive a lump sum payment in an amount equal to the aggregate amount of such payments that otherwise would have been made to the Participant prior to the Delayed Payment Date and (c) following the Delayed Payment Date, the Participant shall receive the payments otherwise due to the Participant in accordance with the payment terms and schedule set forth herein.

Separate Payments. For purposes of Section 409A of the Code, each payment that may be made to a Participant of the Company pursuant to the STIP is designated as a “separate payment” for purposes of Treas. Reg. Section 1.409A-2(b)(iii).

Amendment of This Section

The Board shall retain the power and authority to amend or modify this section to the extent the Board in its sole discretion deems necessary or advisable to comply with any guidance issued under Section 409A. Such amendments may be made without the approval of any Participant.

4